EXHIBIT 10.2

REGIONS FINANCIAL CORPORATION

MANAGEMENT INCENTIVE PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSES

1.1	By this document Regions Financial Corporation (further referenced as “Regions” or the “Corporation”) restates, effective for Plan Years beginning on or after January 1, 2010, the Regions Financial Corporation Management Incentive Plan (the “Plan”).

1.2	The purposes of the Plan are:

A.	To optimize Regions’ profitability and growth consistent with its goals and objectives;

B.	To optimize retention of a highly competent executive, senior and middle management group by providing Participants short-term incentive compensation, which, when combined with base salary, long-term incentive compensation, and benefits, is competitive with other Peer Banks;

C.	To pay incentive awards within the Plan that correlate to the relative contributions made by and among Participants;

D.	To encourage accountability on the part of Participants by connecting all or the major portion of the incentives paid to the performance of the organizational units or the individual goals and contributions for which the Participants are responsible (other than incentives for Executive Council members, which are generally based on the performance of the corporation); and,

E.	To encourage teamwork and involvement on the part of certain Participants by connecting a portion of the incentives paid to the performance of the larger unit of which they are a part, or for which they provide support via their direct reporting relationship to their Executive Council member.

ARTICLE II

CERTAIN DEFINITIONS

2.1	“Applicable Law” means the laws, statutes, rules, regulations, treaties, directives, guidelines, ordinances, codes, administrative or judicial precedents or authorities and orders of any Governmental Authority (including without limitation the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008, including the Interim Final Rule and any other rules and regulations thereunder, as amended by the American Recovery and Reinvestment Act of 2009), as well as the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decisions, judgments, directed duties, requests, licenses, authorizations, decrees and permits of, and agreements with any Governmental Authority, to which the Corporation or a Participant is a party or by which it is bound, in each case whether or not having the force of law, and all orders, decisions, judgments and decrees of all courts or arbitrators in proceedings or actions to which the Corporation or a Participant is a party or by which it is bound.

2.2	“Award” means the payment determined under this Plan to be due to a Participant as a result of performance during a Plan Year, which shall be paid as provided in this Plan and in the form determined by the Committee. However, the Committee or the Chief Executive Officer, as applicable, may in their sole discretion determine that the Awards to be paid hereunder shall be reduced and an amount comparable to the reduction be paid to the Participant under another Regions compensation plan. Such payments shall be subject to the terms of the plan under which they are paid, which may include additional service requirements, and they shall not be deemed to be paid hereunder.

2.3	Except as otherwise determined by the Committee and in order to comply with the TARP Requirements, Applicable Law (including Section 409A of the Code), the “Award Date” means that date, as soon as practicable after the applicable performance evaluations are completed, on which awards are paid, but in no event shall be later than March 15 of the year following the Plan Year for which the award is being made.

2.4	“Base Compensation” means the base salary earned by a Participant during a Plan Year.

2.5	“Beneficiary” means the beneficiary named by a Participant in writing filed with the Human Resources Executive Compensation Department of the Corporate Human Resources Group. If a Participant does not wish to name a Beneficiary, the Beneficiary under this Plan will be the same as his or her Beneficiary under the Regions 401(k) Plan, or any successor thereto, in effect on the date of the Participant’s death.

2.6	“Chief Executive Officer” means the Chief Executive Officer of Regions. The Chief Executive Officer administers and interprets the Plan relative to all participants other than Executive Council members. Any decision made by the Chief Executive Officer is final and binding on the non Executive Council member Participants and their Beneficiary. The Chief Executive Officer may designate any or all of his responsibilities under this Plan to one or more members of the Executive Council.

2.7	“Code” means the Internal Revenue Code of 1986, as amended.

2.8	“Committee” means the Compensation Committee of the Board of Directors of Regions Financial Corporation, or any successor thereto performing similar functions. Any decision made by the Committee is final and binding on Executive Council member Participants and their Beneficiary.

2.9	“Corporation” has the meaning set forth in Section 1.1.

2.10	“Executive Council” means the senior executive policy-making committee setting strategic direction for the Company. The members of the Executive Council are designated by the Chief Executive Officer in his or her sole discretion.

2.11	“Governmental Authority” means the United States of America, any state or territory thereof and any federal, state, provincial, city, town, municipality, county or local authority, including without limitation the Board of Governors of the Federal Reserve, the Department of Treasury and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

2.12	“An “Officer/Director” is an officer who holds a position as one of the most senior officers of Regions, is a member of the Executive Council, and is also a member of the Regions Financial Corporation Board of Directors.

2.13	A “Participant” is a Regions officer who is on the Executive Council, at the senior management level or at the middle management level, who is recommended by a Group, Division or Regional Head and approved by the Committee or by the Chief Executive Officer, as applicable, to participate with respect to a specifically designated Plan Year.

2.14	“Peer Banks” are bank holding companies comparable to Regions as approved by the Committee.

2.15	“Plan” has the meaning set forth in Section 1.1.

2.16	“Plan Year” means a calendar year.

2.17	“Regions” has the meaning set forth in Section 1.1.

2.18	A “Senior Executive” is an officer who manages a major group, region, division or area and is a member of the Executive Council, and who may also be an Officer/Director.

2.19	A “Sub Unit” means the unit and/or individual goals that each Participant has accountability for and/or directly manages.

2.20	The “Total Unit” means the performance of the Corporation, which performance shall be measured based on certain factors including, but not limited to, any or all of the following: liquidity, capital, credit, profitability, and shareholder return.

ARTICLE III

PARTICIPATION

3.1	A Participant will not be qualified to receive an Award for a Plan Year unless he or she was approved for entry into the Plan by the Committee or by the Chief Executive Officer, as applicable, and is still working for Regions on the Award Date for the Plan Year. However, retirement, death, disability or an approved leave of absence will not disqualify a Participant; rather, a prorated payment will be approved by the Committee or by the Chief Executive Officer, as applicable, based on the time worked during the Plan Year, and made to the Participant or to his or her Beneficiary, as the case may be. If a Participant leaves Regions’ employ for any other reason, the Committee or the Chief Executive Officer, as applicable, has the discretion to approve an Award to him or her of a prorated payment based on the time worked during the Plan Year.

3.2	Participation can be approved by the Committee or by the Chief Executive Officer, as applicable, during a Plan Year for a new hire or someone transferring into a position qualifying for participation, as long as the potential Participant is in the position on or before October 1 of the Plan Year. In these cases, the new Participant would receive a prorated payment based on the portion of the Plan Year during which he or she participated.

ARTICLE IV

DETERMINATION OF AWARDS

4.1	The most appropriate unit/units for goal establishment and performance measurement under this Plan will be determined for each Participant by the Committee or by the Chief Executive Officer, as applicable. The units will generally be the Total Unit and/or a Sub Unit. Performance will be determined by the results of the Sub Unit and/or the results of the Total Unit, as applicable, of which the Participant may be a part. Each of these units will be assigned a percentage weighting with the two weightings totaling 100%. In some instances, the Total Unit weighting may be 0% and the Sub Unit weighting may be 100%, or, for members of the Executive Council, the Total Unit weighting may be 100% and the Sub Unit weighting may be 0%. Generally, only members of the Executive Council and their direct reports may have an assigned degree of weight for the Total Unit for their leadership and support of the Total Unit. Annual goals and performance criteria will be established, and results will be assessed to determine a performance rating.

4.2	Goals will be set for Participants such that their collective goals will reflect the annual business plan and budget. Once determined, goals will be documented within the Management Incentive Plan module of the Regions Performance Management system.

4.3	The Sub Units of all Participants will be evaluated by the Committee or by the Chief Executive Officer, as applicable based on results achieved relative to goals, and one of the following five general achievement levels will apply for each goal resulting in a performance rating from 0.0 to 2.0.

Performance Categories	Performance Description	Performance Rating Range
Outstanding	Significantly Exceeded Goals	1.6 – 2.0
More Than Expected	Exceeded Goals	1.2 – 1.5
Expected	Met Goals	0.9 – 1.1
Needs Improvement	Fell Short of Goals	0.6 – 0.8
Unacceptable	Significantly Fell Short of Goals	0.0 – 0.5

The Committee or Chief Executive Officer, as applicable, will use its discretion to determine a performance category and a performance rating within the corresponding range based on actual results versus goal. Overall monitoring will be performed on a centralized basis by the Executive Compensation Department of the Corporate Human Resources Group to ensure as much consistency in this area as possible. Ratings of performance under the Plan may be required at mid-year and will be required at year-end utilizing the Regions Performance Management system.

4.4	In a similar fashion to the approach utilized for evaluating the Sub Units of all Participants, the Total Unit may be evaluated at mid-year and will be evaluated at year end by the Chief Executive Officer with additional evaluation and final approval of the Committee. The Total Unit evaluation, ranging from 0.0 up to 2.0, will be weighted as appropriate and combined with the weighted Sub Unit rating to calculate the total overall rating.

4.5	If the performance of any Sub Unit or Total Unit is anticipated to be rated below target, then the Committee or the Chief Executive Officer, as applicable, has the discretion at any time to reduce Awards for that particular Plan Year; provided, however, that the Committee will make any such determinations with respect to any Awards to the Chief Executive Officer.

4.6	A “Base Bonus Opportunity” (“BBO”) will be set for each Participant as a percent of Base Compensation. The BBO will represent the percentage payout associated with the basic achievement of established goals represented by the overall rating (Total Unit and Sub Unit). An overall performance rating (Sub Unit plus Total Unit) ranging from 0.0 – 2.0 will determine the payout percentage for a Participant. Subject to Section 4.5 above, a rating of 1.0 will basically indicate that goals have been achieved and that 100% of the BBO will be the payout percentage for a Participant. Overall performance ratings above or below 1.0 can cause the payout percentage to be as high as 200% of the BBO or as low as 0% of the BBO. The actual calculation of the payout percentage is performed by multiplying the BBO by the overall performance rating to arrive at a payout percentage. The Base Compensation for the Plan Year will then be multiplied by the actual payout percentage to determine the actual cash incentive award earned and may also be subject to any adjustment as described in Section 4.5.

4.7	The Committee or the Chief Executive Officer, as applicable, may determine that the Awards to be paid hereunder shall be reduced and an amount comparable to the reduction be paid to the Participant under another Regions compensation plan, provided such determination does not cause the Award to violate Applicable Law. The Committee or the Chief Executive Officer, as applicable, retains the discretion to direct that no incentive payment be made to a Participant where performance issues are determined to exist regardless of what the results of the calculation might otherwise be.

ARTICLE V

DISTRIBUTION OF AWARDS

5.1	Subject to Section 2.10, the Award will be paid in the form determined by the Committee. If the Committee or the Chief Executive Officer, as applicable, determines that the Award be reduced and that a comparable amount shall be paid under another Regions compensation plan, the Participant shall be notified in writing of such determination, and the details of such payment. Awards under another compensation plan shall be subject to the terms of such plan and shall not be deemed to be paid hereunder.

5.2	If a Participant dies prior to the Award Date, the designated Beneficiary will be paid the amount of the Award in a lump sum cash payment as soon as practicable following the Participant’s death. Subject to special payment dates for Specified Employees, all Awards, including those to beneficiaries, will be paid on an annual basis on or before March 15 after the end of the Plan Year, and will be net of any required federal, FICA, state or local tax withholdings.

ARTICLE VI

MISCELLANEOUS

6.1	Regions will not under any circumstances make any payment under this Plan to any assignee or creditor of a Participant or of his or her Beneficiary. Before a Participant actually receives a payment under this Plan, neither he nor she nor a designated Beneficiary has any right, even in anticipation of receiving a payment, to assign, pledge, grant a security interest in, transfer or otherwise dispose of any interest under this Plan. Furthermore, a Participant’s rights cannot be assigned or transferred even by operation of law.

6.2	This Plan shall not be deemed to constitute a contract between the Corporation and any Participant, or to be a consideration or an inducement for the employment of any Participant. Nothing contained in the Plan shall be deemed to give any Participant the right to be retained in the service of the Corporation or to interfere with the right of the Corporation to discharge any Participant at any time regardless of the effect which such discharge shall or may have upon the Participant under this Plan.

6.3	The Committee can terminate or amend this Plan at any time. Participants shall be informed of any amendments or the termination of this Plan.

6.4	A Participant who receives payment under this Plan is obligated to reimburse the Corporation for the full amount of such payment, and shall forfeit all unpaid payments, if the Participant subsequently discloses any of the Corporation’s trade secrets, violates any written covenants between the Corporation and the Participant, or otherwise engages in conduct that may adversely affect the Corporation’s reputation or business relations. A Participant who engages in such conduct shall forfeit any right to any unpaid portion of a benefit under this Plan. In addition, any amounts paid under this Plan may be subject to claw-back in accordance with the terms of Applicable Law or Company policy, as in effect from time to time.

6.5	This Plan is to be governed and interpreted as provided in the laws of the State of Alabama.

6.6	Neither an executive nor any officer or employee of Regions Financial Corporation or any of its subsidiaries has any claim or right to be included in the Plan or to be granted an Award unless and until (i) he or she has become a Participant for the Plan Year in question and (ii) his or her Award has been made.

6.7	The provisions of this Plan are subject to and shall be interpreted to be consistent with Applicable Law, which terms control over the terms of this Plan in the event of any conflict between Applicable Law and this Plan. Notwithstanding anything in this Plan to the contrary, in no event shall the payment of any Award under this Plan be settled, paid or accrued, if any such settlement, payment or accrual would be in violation of Applicable Law.

6.8	Payments under this Plan are generally intended to be exempt from Section 409A as a short-term deferral. However, notwithstanding the foregoing and anything to the contrary in this Plan, if a Participant is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of his or her “separation from service” (within the meaning of Final Treasury Regulation 1.409A-1(h)) and if any Award or payment, settlement of an Award or benefit provided hereunder or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Participant to “additional tax”, interest or penalties under Section 409A, then any such payment, settlement or benefit that is payable or that would be settled during the first six months following a Participant’s “separation from service” shall be paid or provided to such Participant on the first business day of the seventh calendar month following the month in which the Participant’s “separation from service” occurs or, if earlier, at the Participant’s death. In addition, any payment or benefit due upon a termination of a Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to such Participant upon a “separation from service”. For the purposes of this Plan, each Award made pursuant hereto shall be deemed to be a separate payment.

IN WITNESS OF THE AMENDMENT AND RESTATEMENT OF THE PLAN, Regions Financial Corporation has caused this document to be executed by its authorized officers as of the              day of                     , 2009, to be effective as of January 1, 2010.

REGIONS FINANCIAL CORPORATION

Chairman and Chief Executive Officer

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